CONSENT OF DYKEMA GOSSETT PLLC
We consent to the filing of our tax opinions as an exhibit to the to the Registration Statement on Form N-14 of John Hancock Trust to be filed with the Securities and Exchange Commission on or about January 12, 2011 and to the references made to our firm therein and in any amendments thereto.
/s/ Dykema Gossett PLLC
Dykema Gossett PLLC

400 Renaissance Center
Detroit, Michigan
January 12, 2011